EXHIBIT 10.7

TRANSPORTATION SERVICES AGREEMENT

(LAR Short Haul Pipelines)

This TRANSPORTATION SERVICES AGREEMENT (this “Agreement”) is executed as of September 14, 2012 (the “Execution Date”), and dated effective as of the Commencement Date (as defined in Section 3 below), by and between Tesoro Logistics Operations LLC, a Delaware limited liability company (“TLO”), and for purposes of Section 17(a) only, Tesoro Logistics GP, LLC, a Delaware limited liability company (“General Partner”) and Tesoro Logistics LP, a Delaware limited partnership (“Partnership”), on the one hand, and Tesoro Refining and Marketing Company, a Delaware corporation (“TRMC”), on the other hand, each individually a “Party” and collectively referred to as “Parties.”

RECITALS

WHEREAS, TRMC currently owns one jet fuel pipeline (the “Jet Fuel Pipeline”) and one gasoline/diesel pipeline (the “Gasoline Diesel Pipeline,” and together with the Jet Fuel Pipeline, the “LAR Short Haul Pipelines”), as depicted and further specified on Schedule A attached hereto, which connect to a petroleum products terminal in Carson, California that is owned and operated by Shell Oil Products US (the “Shell Carson Terminal”);

WHEREAS, each of the LAR Short Haul Pipelines provides services for the operations of TRMC’s refinery located in Los Angeles, California (the “Wilmington Refinery”);

WHEREAS, the LAR Short Haul Pipelines are not operated as a common carrier under California law or as a public utility as defined pursuant to FERC regulations;

WHEREAS, TRMC intends to formally assign and convey its interest in the LAR Short Haul Pipelines to TLO upon receipt of the requisite easements, rights of way and property agreements;

WHEREAS, during the Term (as defined below), TLO intends to provide transportation services with respect to Products delivered by TRMC on the LAR Short Haul Pipelines, subject to and upon the terms and conditions of this Agreement; and

WHEREAS, TLO will agree to operate and maintain the LAR Short Haul Pipelines in good working order and ship Products for TRMC on the LAR Short Haul Pipelines, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties to this Agreement hereby agree as follows:

1.	DEFINITIONS

The definitions set forth below shall apply whenever a capitalized term specified below is used in this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.

“bpd” means Barrels per day.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.

“Capacity Expansion” has the meaning set forth in Section 2(b).

“Capacity Resolution” has the meaning set forth in Section 14(c).

“Commencement Date” has the meaning set forth in Section 3.

“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement dated as September 14, 2012 by and among Tesoro Corporation, Tesoro Companies, Inc., TRMC, Tesoro Logistics GP, LLC, Partnership and TLO, as amended, restated, modified or supplemented from time to time

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Credit” has the meaning set forth in Section 6(b).

“Excess Barrels” means, with respect to any Month, all Barrels of Products shipped by TRMC on the LAR Short Haul Pipelines during such Month in excess of the Minimum Throughput Volume.

“Execution Date” has the meaning set forth in the Recitals.

“Extended Term” has the meaning set forth in Section 4.

“Extension Period” has the meaning set forth in Section 4.

“First Offer Period” has the meaning set forth in Section 12(d).

“Force Majeure” means circumstances not reasonably within the control of TLO and which, by the exercise of due diligence, TLO is unable to prevent or overcome that prevent performance of TLO’s obligations, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of courts or Governmental Authorities, explosions, terrorist acts, breakage, accident to machinery, storage tanks or lines of pipe and inability to obtain or unavoidable delays in obtaining material or equipment and similar events.

“Force Majeure Notice” and “Force Majeure Period” each have the meaning set forth in Section 13(a).

“FERC” means the Federal Energy Regulatory Commission.

“Gasoline Diesel Pipeline” has the meaning set forth in the Recitals.

“General Partner” has the meaning set forth in the Preamble.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Jet Fuel Pipeline” has the meaning set forth in the Recitals.

“LAR Short Haul Pipelines” has the meaning set forth in the Recitals.

“MAOP” has the meaning set forth in Section 8(d).

“Minimum Throughput Capacity” has the meaning set forth in Section 2(a).

“Minimum Throughput Volume” means (i) an aggregate volume of 456,250 Barrels of Products per Month throughput on both Segments; provided, however, that the Minimum Throughput Volume during the Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of the number of days, including and following the Commencement Date, in such Month to the total number of days in such Month.

“Month” means the period commencing on the Commencement Date and ending on the last day of that calendar month and each successive calendar month thereafter.

“Notice Period” has the meaning set forth in Section 15(a).

“Omnibus Agreement” means that certain Amended and Restated Omnibus Agreement dated as of the date April 1, 2012, by and among Tesoro Companies, Inc., TRMC, Tesoro Alaska Company, Tesoro Logistics GP, LLC, Tesoro High Plains Pipeline Company LLC, Partnership and TLO, as amended, restated, modified or supplemented from time to time.

“Operational Services Agreement” means that certain Amended and Restated Operational Services Agreement dated as of April 1, 2012, by and among Tesoro Corporation, Tesoro Companies, Inc., TRMC, Tesoro Alaska Company, Tesoro Logistics GP, LLC, Partnership and TLO, as amended, restated, modified or supplemented from time to time.

“Party” and “Parties” each have the meaning set forth in the Preamble.

“Partnership Change of Control” means Tesoro Corporation ceases to Control the general partner of Tesoro Logistics LP.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Products” means gasoline (before oxygenate blending), diesel, jet fuel and other similar light refined petroleum products.

“Receiving Party Personnel” has the meaning set forth in Section 20(d).

“Restoration” has the meaning set forth in Section 14(b)(ii).

“Segment” means each of the two separate LAR Short Haul Pipelines that transport Products from the Wilmington Refinery to the Shell Carson Terminal, all as depicted in the diagram in Schedule A of this Agreement.

“Shell Carson Terminal” has the meaning set forth in the Recitals.

“Shortfall Payment” has the meaning set forth in Section 6(b).

“Suspension Notice” has the meaning set forth in Section 15(a).

“Term” and “Initial Term” each have the meaning set forth in Section 4.

“Termination Notice” has the meaning set forth in Section 13(a).

“Throughput Fee” has the meaning set forth in Section 5(a).

“Transportation Right of First Refusal” has the meaning set forth in Section 12(d).

“TLO” has the meaning set forth in the Preamble.

“TLO Indemnitee” has the meaning set fort in Section 16(b).

“TRMC” has the meaning set forth in the Preamble.

“TRMC Indemnitee” has the meaning set forth in Section 16(a).

“TRMC Termination Notice” has the meaning set forth in Section 13(b).

“Wilmington Refinery” has the meaning set forth in the Recitals.

2.	CAPACITY

(a) Minimum Throughput Capacity. TLO represents to TRMC that as of the Commencement Date, the average throughput capacity of the Segments is set forth on Schedule B (the “Minimum Throughput Capacity”). TLO agrees to provide to TRMC the services set forth herein for the entire throughput capacity of the Segments (including any increase in the throughput capacity in connection with a Capacity Expansion) for throughput of Products by TRMC. TLO shall maintain the average throughput capacity of the Segments at no less than the Minimum Throughput Capacity.

(b) Capacity Expansion. TRMC may at any time make a written request to TLO to increase the throughput capacity of the Segments or to construct any new pipelines between the Wilmington Refinery and any local third party terminal or storage facility (a “Capacity Expansion”), and shall include in such written request the parameters and specifications of the requested Capacity Expansion. Upon the receiving such a request, TLO shall promptly evaluate the relevant factors related to such request, including, without limitation: engineering and design criteria, limitations affecting such Capacity Expansion and any related tankage, cost and financing factors and the effect of such Capacity Expansion on the overall operation of the LAR Short Haul Pipelines. If TLO determines that such a Capacity Expansion is operationally and commercially feasible, TLO shall present a proposal to TRMC concerning the design of such Capacity Expansion, its projected costs and how such costs might be funded by or recovered from TRMC. If TLO determines that such a Capacity Expansion is not commercially or operationally feasible, it shall provide TRMC with an explanation of and justification for why it made such determination. If TLO notifies TRMC that the Capacity Expansion may be commercially and operationally feasible, the Parties shall negotiate reasonably and in good faith to determine appropriate terms and conditions for the Capacity Expansion, which shall include, without limitation, the scope of the Capacity Expansion, the appropriate timing for constructing the Capacity Expansion and a mechanism for TLO to recover its costs, plus a reasonable return on capital associated with such Capacity Expansion, which may include, without limitation, direct funding of all or part of the costs by TRMC, an increase in the Throughput Fee.

3.	COMMENCEMENT DATE

The Parties anticipate that the “Commencement Date” will be             , 2012. The actual Commencement Date shall be the date specified by TLO in a written notice to TRMC. The Parties agree that there are a number of factors that may affect the actual Commencement Date. Consequently, neither Party shall have any right or remedy against the other Party if the actual Commencement Date is earlier or later than the anticipated Commencement Date.

4.	TERM

The initial term of this Agreement shall be for a period of ten (10) years until the anniversary of the Commencement Date in 2022 (the “Initial Term”); provided, however, that TRMC may, at its option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to TLO no less than ninety (90) days prior to the end of the Initial Term or the then-current Extension Period. TRMC shall also have the option to modify the Term of this Agreement so that it continues for twenty (20) years after the Commencement Date (the “Extended Term”). If applicable, TRMC shall notify TLO of its desire to invoke the Extended Term no later than ninety (90) days prior to the fifth anniversary of the Commencement Date. The Initial Term, Extended Term and any extensions of this Agreement as provided above, shall be referred to herein as the “Term”.

5.	FEES AND REIMBURSEMENT FOR CAPITAL EXPENDITURES

(a) Throughput Fees. TRMC agrees to pay TLO a fee of $0.15 per Barrel (the “Throughput Fee”) for all net Barrels of Products throughput on the LAR Short Haul Pipelines. TLO shall not increase the Throughput Fee during the Term of this Agreement, except as specifically set forth in paragraph (b) of this Section.

(b) Index-Based Changes. The Throughput Fees set forth in this Agreement shall be increased on July 1 of each year of the Term, by a percentage equal to the greater of zero or the positive change in the CPI-U (All Urban Consumers) for the prior calendar year, as reported by the U.S. Bureau of Labor Statistics.

(c) Other Surcharges and Reimbursements. TRMC shall reimburse TLO for, or TLO shall be permitted to charge TRMC an additional monthly surcharge for, the following:

(i) The costs that TLO incurs in complying with any new Applicable Laws that affect the services provided by TLO to TRMC under this Agreement; provided, that (A) compliance by TLO with any such new law or regulation requires substantial unanticipated capital expenditures by TLO, (B) TLO has made good faith efforts to mitigate the effect of any such law or regulation and (C) TLO has negotiated in good faith with TRMC in order to agree on the level of any surcharge;

(ii) All taxes (other than ad valorem taxes, property taxes, income taxes, gross receipt taxes, payroll taxes and similar taxes) that TLO specifically incurs on TRMC’s behalf for the services TLO provides to TRMC under this Agreement, if such reimbursement is not prohibited by law;

(iii) All future Federal, State or local volume related pass-through fees and facility use permit fees that are directly associated with services provided to TRMC.

(iv) Actual costs of any capital expenditures TLO agrees to make at TRMC’s request, including those provided for under Section 14 below.

6.	PAYMENTS

(a) Volumetric Information. Within five (5) days of the end of each Month, TRMC shall provide TLO with a statement of the total volumes of Products shipped on the Segments during the preceding Month, with reasonable supporting documentation to establish the throughput on the Segments during such prior Month. If TRMC determines that any information reflected in such statement is incorrect, then TRMC shall promptly notify TLO accordingly and shall provide supporting information to reflect the correction.

(b) Monthly Shortfall Payment. If, during any Month, actual shipments by TRMC on the LAR Short Haul Pipelines are less than the Minimum Throughput Volume, then TRMC shall pay to TLO, in addition to Throughput Fee owed for actual barrels shipped during such Month, an amount equal to (i) the amount of such shortfall (in Barrels) multiplied by (ii) the Throughput Fee (the “Shortfall Payment”). The dollar amount of any Shortfall Payment included in the monthly invoice described in Section 6(d) below and paid by TRMC shall be posted as a credit to TRMC’s account (the “Credit”), and such Credit shall be applied in subsequent monthly invoices against amounts owed by TRMC for Throughput Fees on Excess Barrels shipped on the LAR Short Haul Pipelines during any of the succeeding three (3) Months. Credits will be applied in the order in which such Credits accrue and any portion of the Credit that is not used by TRMC during the succeeding three (3) Months will expire (e.g., a Credit which accrues in January will be available in February, March and April, will expire at the end of April, and must be applied prior to applying any Credit which accrues in February).

(c) Monthly Reconciliation. At the end of each Month, TLO will calculate the total fees that TRMC incurred for shipments on the LAR Short Haul Pipelines during such Month as follows:

(i) the Throughput Fee owed by TRMC for actual barrels shipped during such Month; less

(ii) any applicable Credits, provided, however, that the Credits applied in any Month shall not exceed the amount of Throughput Fees allocable for such Month to Excess Barrels; plus

(iii) any applicable Shortfall Payment for such Month; plus

(iv) any monthly surcharges payable for such Month pursuant to Section 5(c).

(d) Invoice. TLO will invoice TRMC monthly providing its calculations of all the items set forth above, and all amounts owed shall be due and payable no later than ten (10) days after TRMC’s receipt of TLO’s invoice. Any past due payments owed by TRMC to TLO shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

7.	TRANSPORTATION SERVICES; VOLUME LOSSES

(a) The services provided by TLO pursuant to this Agreement shall only consist of the transportation and throughput of Products on the LAR Short Haul Pipelines.

(b) TLO shall have no obligation to measure volume gains or losses of petroleum in the normal course of transportation, and shall have no liability to TRMC for physical losses or degradation of Products, except for losses resulting from negligence, willful misconduct or breach of this Agreement by TLO or its employees, agents or contractors. TLO will not provide insurance for TRMC’s Products.

8.	SERVICE; SCHEDULING; OPERATIONS

In order to effectuate the underlying objectives of this Agreement, TLO agrees as follows:

(a) During the Term, each Segment of the LAR Short Haul Pipelines is not operated as a common carrier under California law and is not a public utility, as defined pursuant to FERC regulations. TLO shall not use any Segment to provide services for any third party, except upon specific directions from TRMC.

(b) Subject to Force Majeure, required maintenance and repairs and the other provisions hereunder, TLO shall make each active Segment continuously available to TRMC at all times, and shall ship all volumes of Products nominated by TRMC for shipment in such Segment upon request. Each Segment shall remain exclusively dedicated to shipment of one class of Products (i.e., gasoline or jet fuel), which shall not be changed except by mutual agreement of the Parties. TRMC shall be responsible for providing a pressurized feed sufficient for the movement of Products through each Segment from its origin to its final destination. TRMC shall be responsible for making all arrangements for the scheduling, origin and destination of Products shipped through the Segments, and for ensuring that the receiving facilities are capable of receiving shipments as they are delivered. In the event that TLO must remove a Segment from active service for repair or maintenance, then TLO shall provide TRMC with as much advance notice as possible under the circumstances, and the Parties shall cooperate to minimize the impact of such downtime on operation of the Wilmington Refinery.

(c) TLO and TRMC shall coordinate and mutually agree on shipment schedules with each other and with connecting pipelines or terminals, and TLO shall not be obligated to make any shipment at any time when a connecting pipeline or terminal is not prepared to deliver or receive it, as applicable, or when doing so would result in an unsafe operating condition, it being understood that TRMC shall be primarily responsible for nominating receipts and deliveries to third party pipeline carriers or terminals.

(d) From time to time, TLO may designate a maximum allowable operating pressure (“MAOP”) on each Segment, which may be changed by TLO in its sole discretion upon notice to TRMC; provided, however, that if TLO should ever reduce the maximum operating pressure of a Segment such that TLO is no longer capable of maintaining the Minimum Throughput Capacity, then TRMC may exercise its rights and remedies under Section 14(c) below. As of the date hereof, the designated maximum operating pressure on the Jet Fuel Pipeline is 720 PSIG and the Gasoline Diesel Pipeline is 720 PSIG. TRMC shall not deliver any Products into a Segment at a pressure that exceeds or could cause the Segment to exceed its MAOP, and in the event that TRMC determines that an ongoing delivery through a Segment may exceed the MAOP of that Segment, then TRMC shall immediately shut down the delivery and cause the pressure to be reduced. TRMC shall immediately notify TLO at any time that the MAOP of a Segment has been exceeded. TRMC shall conduct all pumping operations in accordance with applicable U.S. Department of Transportation regulations, using adequately trained and qualified personnel. TMRC shall maintain and make available for TLO’s inspection recording charts reflecting a true and accurate record of line pressure. Upon request, TRMC shall provide TLO with dynamic volumetric pipeline monitoring or volumetric flow rates and cumulative total volumes of total volumes. In the event that the difference between pipeline monitoring readings or shipper and receiver total volumes exceeds three percent (3%) or becomes greater than two percent (2%) for longer than four (4) hours, TRMC shall shut down the transfer and shall not resume such transfer until the pipeline monitoring reading can be reconciled or the difference between shipper and receiver cumulative totals reconciles to within two percent (2%).

(e) TRMC shall be responsible for providing all linefill in the LAR Short Haul Pipelines and for providing all materials for line flushing and pushing products movements through the pipelines to their destination and for any required line flushes. TRMC shall be solely responsible for receiving, handling and disposing of any transmix generated in connection with operation of the LAR Short Haul Pipelines. If TLO requires that products be removed from a pipeline to accommodate any inspections or repairs, then TRMC shall comply with such requests.

(f) In the event TLO is required to file a tariff with the FERC or any other Governmental Authority with respect to the LAR Short Haul Pipelines, to the maximum extent permitted under Applicable Law, TLO shall ensure that any such tariffs do not prejudice any of TRMC’s rights under the terms of this Agreement.

9.	CUSTODY, TRANSFER AND TITLE

TLO shall be deemed to have custody of the Products being transported through the LAR Short Haul Pipelines to the nominated destination at the time it enters the LAR Short Haul Pipelines and until the time it enters the nominated destination. Upon re-delivery of any Products to TRMC’s account, TRMC shall become solely responsible for any loss, damage or injury to Person or property or the environment, arising out of transportation, possession or use of such Products after transfer of custody. Except as provided in Section 7(b), title and risk of loss to all TRMC’s Products received at the LAR Short Haul Pipelines shall remain with TRMC at all times. Both Parties acknowledge that this Agreement represents a bailment of Products by TRMC to TLO and not a consignment of same, it being understood that TLO has no authority hereunder to sell or seek purchasers for Products of TRMC. TRMC hereby warrants that it shall have good title to and the right to deliver, Products pursuant to the terms of this Agreement. TRMC acknowledges that, notwithstanding anything to the contrary contained in this Agreement, TRMC has or acquires no right, title or interest in or to the LAR Short Haul Pipelines, except the right to deliver Products through the Pipelines as set forth herein. TLO shall retain control of the LAR Short Haul Pipelines at all times.

10.	REGULATORY MATTERS

(a) As of the date of this Agreement, the shipment of Products on the LAR Short Haul Pipelines is not subject to regulation by the FERC or State of California.

(b) The Parties are entering into this Agreement in reliance upon and shall fully comply with all Applicable Law which directly or indirectly affect the Products to be throughput hereunder, or any receipt, throughput delivery, transportation, handling or storage of Products hereunder. Each Party shall fully comply with all Applicable Law associated with such Party’s respective performance hereunder and the maintenance and operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement, shall immediately be modified to conform the action or obligation so adversely affected to the requirements of Applicable Law, and all other provisions of this Agreement shall remain effective.

(c) If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement and has a material adverse economic impact upon a Party either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement with respect to future performance. The Parties shall then meet and negotiate in good faith amendments to this Agreement that will conform this Agreement to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

11.	LIMITATION ON LIABILITY AND LIMITATION OF WARRANTIES

(a) Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, incidental, or punitive damages, or for loss of profits or revenues (collectively referred to as “special damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect (i) special damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement, and (ii) special damages actually incurred by TLO as a proximate result of TRMC’s violation of Section 8(d) except to the extent such violation is the result of acts or omissions of TLO.

(b) EXCEPT AS EXPRESSLY HEREIN PROVIDED, THERE ARE NO GUARANTEES OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE.

12.	TERMINATION; RIGHT TO ENTER INTO NEW AGREEMENT

(a) Termination for Default. A Party shall be in default under this Agreement if:

(i) the Party materially breaches any provision of this Agreement and such breach is not cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party; or

(ii) the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it; (B) makes an assignment or any general arrangement for the benefit of creditors; (C) otherwise becomes bankrupt or insolvent (however evidenced); or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

If any of the Parties is in default as described above, then the non-defaulting party may: (1) terminate this Agreement upon notice to the defaulting Party; (2) withhold any payments due to the defaulting Party under this Agreement; and/or (3) pursue any other remedy at law or in equity, including the remedies of TRMC set forth below.

(b) Termination due to Repurchase by TRMC. In the event that any or all of the LAR Short Haul Pipelines are directed to be divested by a Governmental Authority, and TRMC has repurchased the LAR Short Haul Pipelines pursuant to the Contribution Agreement, then TLO may terminate this Agreement effective as of the date of repurchase specifically provided for in the Contribution Agreement; provided, however, that indemnities will remain in place for liabilities and conditions arising prior to the Commencement Date and for liabilities relating to TLO’s operation of the LAR Short Haul Pipelines between the Commencement Date and the date of repurchase. Revenues and expenses during the time period between the Commencement Date and the date of repurchase will not be refunded or reimbursed.

(c) Upon termination of this Agreement for reasons other than (x) a default by TRMC, (y) repurchase by TRMC, and (z) any other termination of this Agreement initiated by TRMC pursuant to Section 13 or Section 15, TRMC shall have the right to require TLO to enter into a new transportation services agreement with TRMC that (i) is consistent with the terms set forth in this Agreement, and (ii) has commercial terms that are, in the aggregate, equal to or more favorable to TLO than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length; provided, however; that the term of any such new transportation services agreement shall not extend beyond twenty (20) years past the Commencement Date in 2032.

(d) In the event that TLO proposes to enter into a transportation services agreement with a third party upon termination of this Agreement for reasons other than (x) a default by TRMC, (y) repurchase by TRMC, and (z) any other termination of this Agreement initiated by TRMC pursuant to Section 13 or Section 15, TLO shall give TRMC 90 days’ prior written notice of any proposed new transportation services agreement with a third party, including (i) details of all of the material terms and conditions thereof and (ii) a thirty (30)-day period (beginning upon TRMC’s receipt of such written notice) (the “First Offer Period”) in which TRMC may make a good faith offer to enter into a new transportation agreement with TLO (the “Transportation Right of First Refusal”). If TRMC makes an offer on terms no less favorable to TLO than the third-party offer with respect to such transportation services agreement during the First Offer Period, then TLO shall be obligated to enter into a transportation services agreement with TRMC on the terms set forth above. If TRMC does not exercise its Transportation Right of First Refusal in the manner set forth above, TLO may, for the next ninety (90) days, proceed with the negotiation of the third-party transportation services agreement. If no third party agreement is consummated during such ninety (90) day period, the terms and conditions of this Section 12(d) shall again become effective.

(e) Upon termination or expiration of this Agreement, TRMC shall promptly remove all of its Products from the LAR Short Haul Pipelines within thirty (30) days of such termination or expiration.

13.	FORCE MAJEURE

(a) As soon as possible upon the occurrence of a Force Majeure, TLO shall provide TRMC with written notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). TLO shall identify in such Force Majeure Notice the particular Segment or Segments of the LAR Short Haul Pipelines that are affected by the Force Majeure and the approximate length of time that TLO reasonably believes in good faith such Force Majeure shall continue (the “Force Majeure Period”). If TLO advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive Months, then, subject to Section 14 below, at any time after TLO delivers such Force Majeure Notice, either Party may terminate that portion of this Agreement relating to the affected Segment, but only upon delivery to the other Party of a notice (a “Termination Notice”) at least twelve (12) Months prior to the expiration of the Force Majeure Period; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure ends prior to the expiration of such twelve (12)-Month period. For the avoidance of doubt, neither Party may exercise its right under this Section 13(a) to terminate this Agreement as a result of a Force Majeure with respect to any machinery, storage, tanks, lines of pipe or other equipment that has been unaffected by, or has been restored to working order since, the applicable Force Majeure, including pursuant to a Restoration under Section 14.

(b) Notwithstanding the foregoing, if TRMC delivers a Termination Notice to TLO (the “TRMC Termination Notice”) and, within thirty (30) days after receiving such TRMC Termination Notice, TLO notifies TRMC that TLO reasonably believes in good faith that it shall be capable of fully performing its obligations under this Agreement within a reasonable period of time, then the TRMC Termination Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such TRMC Termination Notice had never been given.

14.	CAPABILITIES OF LAR SHORT HAUL PIPELINES

(a) Interruptions of Service. TLO shall use reasonable commercial efforts to minimize the interruption of service on the LAR Short Haul Pipelines and any Segment thereof. TLO shall promptly inform TRMC of any anticipated partial or complete interruption of service which is projected to extend more than twenty-four (24) hours on any part of the LAR Short Haul Pipelines affecting TLO’s ability to receive or deliver Products on any Segment of the LAR Short Haul Pipelines, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions TLO is taking to resume full operations, provided that TLO shall not have any liability for any failure to notify, or delay in notifying, TRMC of any such matters except to the extent TRMC has been materially prejudiced or damaged by such failure or delay. TLO shall have the right to immediately shut down operation of any Segment or reduce pressures at any time that it determines, in its sole discretion, that such action may be required to protect public health, safety or the environment or to comply with Applicable Law. In such case, TRMC shall comply with TLO’s requests to effectuate such a shutdown or reduction, and the Parties shall cooperate to allow the Segment to resume operations in accordance with prudent industry practices and the other provisions of this Agreement.

(b) Maintenance and Repair Standards.

(i) Subject to Force Majeure, interruptions for routine repair and maintenance consistent with customary Products pipeline standards, and any applicable regulatory requirements, TLO shall accept for shipment on the LAR Short Haul Pipelines in accordance with pipeline industry standards all Products that TRMC requests TLO to transport.

Further, TLO shall maintain and repair all portions of the LAR Short Haul Pipelines in accordance with pipeline industry standards and in a manner which allows the LAR Short Haul Pipelines to be capable, subject to Force Majeure, of shipping, storing and delivering volumes of Products which are no less than the Minimum Throughput Capacity.

(ii) If for any reason, including without limitation a Force Majeure event, the throughput capacity of the Segments of the LAR Short Haul Pipelines should fall below the Minimum Throughput Capacity, then within a reasonable period of time after the commencement of such reduction, TLO shall make repairs to and/or replace the affected portion of the LAR Short Haul Pipelines to restore the capacity of the Segments to the required Minimum Throughput Capacity (“Restoration”). Except as provided below in Sections 14(c) and 14(d), all such Restoration shall be at TLO’s cost and expense unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of TRMC, its employees, agents or customers.

(c) Capacity Resolution. In the event of the failure of TLO to maintain the Segments of the LAR Short Haul Pipelines at the Minimum Throughput Capacity, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (hereinafter defined). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration of capacity on the affected portion of the LAR Short Haul Pipelines which will, among other things, specify steps to be taken by TLO to fully accomplish Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary pipeline transportation industry standards and shall take into consideration TLO’s economic considerations relating to costs of the repairs and TRMC’s requirements concerning the operation of the Wilmington Refinery. In the event that TRMC’s economic considerations justify incurring additional costs to restore the LAR Short Haul Pipelines in a more expedited manner than the time schedule determined in accordance with the preceding sentence, TRMC may require TLO to expedite the Restoration to the extent reasonably possible, subject to TRMC’s payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. In the event the Parties agree to an expedited Restoration plan wherein TRMC agrees to fund a portion of the Restoration cost, then neither Party shall have the right to terminate this Agreement pursuant to Section 13(a) above so long as such Restoration is completed with due diligence, and TRMC shall pay such portion to TLO in advance based on an estimate conforming to reasonable engineering standards applicable to petroleum products pipelines, as applicable. Upon completion, TRMC shall pay the difference between the actual portion of Restoration costs to be paid by TRMC pursuant to this Section 14(c) and the estimated amount paid under the preceding sentence within thirty (30) days after receipt of TLO’s invoice therefor, or, if appropriate, TLO shall pay TRMC the excess of the estimate paid by TRMC over TLO’s actual costs as previously described within thirty (30) days after completion of the Restoration.

(d) TRMC’s Right To Cure. If at any time after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Wilmington Refinery, TLO either (i) refuses or fails to meet with TRMC within the period set forth in Section 14(c), (ii) fails to agree to perform a Capacity Resolution in accordance with the standards set forth in Section 14(c) or (iii) fails to perform its obligations in compliance with the terms of a Capacity Resolution, TRMC may, as its sole remedy for any breach by TLO of any of its obligations under Section 14(c), require TLO to complete a Restoration of the affected portions of the LAR Short Haul Pipelines. Any such Restoration required under this Section 14(d) shall be completed by TLO at TRMC’s cost. TLO shall use commercially reasonable efforts to continue to provide transportation of Products tendered by TRMC while such Restoration is being completed. Any work performed by TLO pursuant to this Section shall be performed and completed in a good and workmanlike manner consistent with applicable pipeline industry standards and in accordance with all applicable laws, rules and/or regulations. Additionally, during such period after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Wilmington Refinery, TRMC may exercise any remedies available to it under this Agreement (other than termination), including the right to immediately seek temporary and permanent injunctive relief for specific performance by TLO of the applicable provisions of this Agreement, including, without limitation, the obligation to make Restorations described herein.

15.	SUSPENSION OF WILMINGTON REFINERY OPERATIONS

(a) In the event that TRMC decides to permanently or indefinitely suspend refining operations at the Wilmington Refinery for a period that shall continue for at least twelve (12) consecutive Months, TRMC may provide written notice to TLO of TRMC’s intent to terminate this Agreement (the “Suspension Notice”). Such Suspension Notice shall be sent at any time after TRMC has publicly announced such suspension and, upon the expiration of the twelve (12) Month period following the date such notice is sent (the “Notice Period”), this Agreement shall terminate and TRMC shall not be required to approve any third party use of the LAR Short Haul Pipelines. If TRMC publicly announces, more than two (2) Months prior to the expiration of the Notice Period, its intent to resume operations at the Wilmington Refinery, then the Suspension Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered.

(b) TRMC shall provide at least thirty (30) days’ prior written notice of any suspension of operations at the Wilmington Refinery due to a planned turnaround or scheduled maintenance. During the Notice Period, TLO shall allow TRMC to use the LAR Short Haul Pipelines on a priority basis and TLO shall not dedicate the LAR Short Haul Pipelines to third party use without the prior written approval of TRMC.

16.	INDEMNITIES

(a) Notwithstanding anything else contained in this Agreement, TLO shall release, defend, protect, indemnify, and hold harmless TRMC and each of its respective affiliates, officers, directors, shareholders, agents, employees, successors-in-interest and assignees (each individually, a “TRMC Indemnitee”, and collectively, the “TRMC Indemnitees”), from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of any TRMC Indemnitee and, as applicable, its customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to any TRMC Indemnitee and, as applicable, its customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses provided for in Section 7 and any losses or damages caused by TRMC’s violation of Section 8(d) except to the extent such violation is the result of acts or omissions of TLO); (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses provided for in Section 7 and any losses or damages caused by TRMC’s violation of Section 8(d) except to the extent such violation is the result of acts or omissions of TLO), and/or personal or bodily injury to, or death of any other person or persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the wrongful acts or omissions of TLO in connection with the ownership or operation of the LAR Short Haul Pipelines and the services provided hereunder, and, as applicable, its carriers, customers (other than the TRMC Indemnitees), representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by any TRMC Indemnitee due to violations of this Agreement by TLO, or, as applicable, its customers (other than TRMC), representatives, and agents; PROVIDED THAT TLO SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS ANY TRMC INDEMNITEE FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH TRMC INDEMNITEE.

(b) Notwithstanding anything else contained in this Agreement, TRMC shall release, defend, protect, indemnify, and hold harmless TLO and each of its respective affiliates, officers, directors, members, managers, managing members, agents, employees, successors-in-interest and assignees (each individually, a “TLO Indemnitee”, and collectively, the “TLO Indemnitees”) from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of any TLO Indemnitee and, as applicable, its carriers, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to any TLO Indemnitee and, as applicable, its carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (including any loss or damage resulting from TRMC’s violation of Section 8(d) except to the extent such violation is the result of acts or omissions of TLO, but excluding those volume losses provided for in Section 7); (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (including any loss or damage resulting from TRMC’s violation of Section 8(d) except to the extent such violation is the result of acts or omissions of TLO, but excluding those volume losses provided for in Section 7) and/or personal or bodily injury to, or death of any other person or persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the wrongful acts and omissions of TRMC, in connection with TRMC’s and its customers’ use of the LAR Short Haul Pipelines and the services provided hereunder, and, as applicable, its customers, representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by any TLO Indemnitee due to violations of this Agreement by TRMC, or, as applicable, its Carriers, customers, representatives, and agents; PROVIDED THAT TRMC SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS ANY TLO INDEMNITEE FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH TLO INDEMNITEE. For the avoidance of doubt, nothing herein shall constitute a release by TRMC of any volume losses that are caused by a TLO Indemnitee’s gross negligence, breach of this Agreement or willful misconduct.

(c) THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. EACH PARTY ACKNOWLEDGES THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

17.	ASSIGNMENT; PARTNERSHIP CHANGE OF CONTROL

(a) As of the Execution Date, the General Partner shall assign all of its rights and obligations under this Agreement to the Partnership. The Partnership shall immediately assign its rights and obligations hereunder to TLO. Upon such assignment to TLO, TLO shall have all of the respective rights and obligations set forth herein during the Term.

(b) TRMC shall not assign any of its rights or obligations under this Agreement without TLO’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that TRMC may assign this Agreement without TLO’s consent in connection with a sale by TRMC of the Wilmington Refinery so long as the transferee: (i) agrees to assume all of TRMC’s obligations under this Agreement and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TRMC in its reasonable judgment.

(c) TLO shall not assign any of its rights or obligations under this Agreement without TRMC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) TLO may assign this Agreement without TRMC’s consent in connection with a sale by TLO of the LAR Short Haul Pipelines so long as the transferee: (A) agrees to assume all of TLO’s obligations under this Agreement; (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TLO in its reasonable judgment; and (C) is not a competitor of TRMC; and (ii) TLO shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for TLO.

(d) Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(e) TRMC’s obligations hereunder shall not terminate in connection with a Partnership Change of Control, provided, however, that in the case of any Partnership Change of Control, TRMC shall have the option to extend the Term of this Agreement as provided in Section 4 or modify the Term based on Wilmington Refinery requirements. TLO shall provide TRMC with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

18.	NOTICE

All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (i) if by transmission by facsimile or hand delivery, when delivered; (ii) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (iv) if by e-mail one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to TRMC, to:

Tesoro Refining and Marketing Company

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles S. Parrish, General Counsel

phone: (210) 626-4280

fax: (210) 745-4494

email: charles.s.parrish@tsocorp.com

For all other notices and communications:

Attention: Ricky Weyen, Vice President, Logistics

phone: (210) 626-4433

fax: (210) 745-4631

email: Rick.D.Weyen@tsocorp.com

If to TLO, to:

Tesoro Logistics Operations LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles S. Parrish, General Counsel

phone: (210) 626-4280

fax: (210) 745-4494

email: charles.s.parrish@tsocorp.com

For all other notices and communications:

Attention: Victoria R. Somers, Contracts Administrator - Logistics

phone: (210) 626-6390

fax: (210) 745-4490

email: victoria.r.somers@tsocorp.com

or to such other address or to such other person as either Party will have last designated by notice to the other Party.

19.	INSURANCE

(a) At all times during the Term of this Agreement and for a period of two (2) years after termination of this Agreement for any coverage maintained on a “claims-made” or “occurrence” basis, TRMC and TLO shall each maintain at its own expense the below listed insurance in the amounts specified below which are minimum requirements; provided, however, that TLO shall not be required to maintain the Property Insurance set forth in subsection (vii) below. Such insurance shall provide coverage to the other Party hereunder (TLO or TRMC, as applicable) and such policies, other than Worker’s Compensation Insurance, shall include TLO or TRMC as an Additional Insured, as applicable. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self-insured retention, maintained by TRMC or TLO (which shall be excess) and each policy shall provide the full coverage required by this Agreement. All such insurance shall be written with carriers and underwriters acceptable to the other Party hereunder (TLO or TRMC, as applicable), and eligible to do business in the State of California and having and maintaining an A.M. Best financial strength rating of no less than “A-” and financial size rating no less than “VII”; provided that TRMC and TLO may procure worker’s compensation insurance from the State of California. All limits listed below are required MINIMUM LIMITS:

(i) Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the State of California, in limits not less than statutory requirements;

(ii) Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker’s compensation statute of the jurisdiction in which the worker’s service is performed, and in the aggregate as respects occupational disease;

(iii) Commercial General Liability Insurance, including contractual liability insurance covering Carrier’s indemnity obligations under this Agreement, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by the other Party hereunder or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement by TRMC or TLO, applicable;

(iv) Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by the other Party hereunder or by Applicable Law from time to time. Coverage must assure compliance with Sections 29 and 30 of the Motor Carrier Act of 1980 and all applicable rules and regulations of the Federal Highway Administration’s Bureau of Motor Carrier Safety and Interstate Commerce Commissioner (Form MCS 90 Endorsement). Limits of liability for this insurance must be in accordance with the financial responsibility requirement of the Motor Carrier Act, but not less than $1,000,000 per occurrence;

(v) Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above;

(vi) Pollution Legal Liability with limits not less than $25,000,000 per loss with an annual aggregate of $25,000,000. Coverage shall apply to bodily injury and property damage including loss of use of damaged property and property that has not been physically injured; clean up costs, defense, including costs and expenses incurred in the investigation, defense or settlement of claim; and

(vii) For TRMC only, Property Insurance, with a limit of no less than $1,000,000, which property insurance shall be first-party property insurance to adequately cover TRMC’s owned property; including personal property of others.

(b) All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against TLO or TRMC, respectively, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.

(c) Upon the Execution Date and prior to the operation of any equipment by either Party, the Party operating such equipment will furnish to the other Party, and at least annually thereafter (or at any other times upon request by the other Party) during the Term of this Agreement (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein. Such certificates shall be in the form of the “Accord” Certificate of Insurance, and reflect that they are for the benefit of TLO or TRMC, as applicable, and shall provide that there will be no material change in or cancellation of the policies unless TLO or TRMC, as applicable, is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to TLO or TRMC, as applicable, prior to policy expiration.

(d) Each Party shall be solely responsible for any of its deductibles or self-insured retention.

20.	CONFIDENTIAL INFORMATION

(a) Obligations. Each Party shall use reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 20. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

(i) is available, or becomes available, to the general public without fault of the receiving Party;

(ii) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of TLO that was in the possession of TRMC or any of its affiliates as a result of their ownership or operation of the LAR Short Haul Pipelines prior to the Commencement Date);

(iii) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or

(iv) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

For the purpose of this Section 20, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.

(b) Required Disclosure. Notwithstanding Section 20(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of the New York Stock Exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c) Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 20, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d) Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

(e) Survival. The obligation of confidentiality under this Section 20 shall survive the termination of this Agreement for a period of two (2) years.

21.	MISCELLANEOUS

(a) Modification; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

(b) Entire Agreement. This Agreement, together with the Schedules, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

(c) Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

(d) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

(e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(f) No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

(g) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

(h) Schedules. Each of the Schedules attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement, effective as of the Commencement Date.

TESORO REFINING AND MARKETING COMPANY

By:	/s/ Gregory J. Goff
Gregory J. Goff
President

Solely in respect of Section 17(a) only:

TESORO LOGISTICS LP

By:	TESORO LOGISTICS GP, LLC,
its general partner

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

Solely in respect of Section 17(a) only:

TESORO LOGISTICS GP, LLC

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

TESORO LOGISTICS OPERATIONS LLC

By:	TESORO LOGISTICS LP,
its sole member

By:	TESORO LOGISTICS GP, LLC,
its general partner

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

Signature Page to

LAR Short Haul Pipelines

Transportation Services Agreement

SCHEDULE A

SCHEDULE B

Products Pipeline Segments:

Gasoline/diesel pipeline from Wilmington Refinery to Shell Carson Terminal and Jet fuel pipeline from Wilmington Refinery to Shell Carson Terminal: 15,000 bpd or 456,250 Barrels/month